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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTION 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number: 000-30549
                                                                      ---------


                             GENOMIC SOLUTIONS INC.
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             (Exact name of registrant as specified in its charter)


                           4355 Varsity Drive, Suite E
                            Ann Arbor, Michigan 48108
                                 (734) 975-4800
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          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                          Common Stock, par value $.001
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            (Title of each class of securities covered by this Form)


                                      None
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           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

       Rule 12g-4(a)(1)(i)       [x]        Rule 12h-3(b)(1)(i)       [ ]
       Rule 12g-4(a)(1)(ii)      [ ]        Rule 12h-3(b)(1)(ii)      [ ]
       Rule 12g-4(a)(2)(i)       [ ]        Rule 12h-3(b)(2)(i)       [ ]
       Rule 12g-4(a)(2)(ii)      [ ]        Rule 12h-3(b)(2)(ii)      [ ]
                                            Rule 15d-6                [ ]

Approximate number of holders of record as of the certification or notice date:
NONE
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Pursuant to the requirements of the Securities Exchange Act of 1934, Genomic
Solutions Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                               HAG ACQ. CORP.,
                               as successor to Genomic Solutions Inc. by merger



Date: OCTOBER 25, 2002         By: /s/ DAVID GREEN
      ----------------             --------------------------------------------
                                   Name:  David Green
                                   Title: Treasurer